Exhibit 21.1

List of Subsidiaries of Forward Industries, Inc.

1.        Koszegi Industries Inc., an Indiana Corporation

2.        Koszegi Asia Ltd., a Hong Kong Limited Company (the name of this subsidiary was  changed to “Forward Industries HK Limited” in October 2008);

3.        Forward Innovations GmbH, a Switzerland GmbH

4.        Forward Asia Pacific Limited, a Hong Kong Limited Company

All four subsidiaries are wholly-owned by Forward Industries, Inc.  Each does business under its name as set forth above.